Vista International Technologies, Inc. 10-K

Exhibit 10.21

ALTERNATIVE FUEL PURCHASE AGREEMENT

This Alternative Fuel Purchase Agreement, dated as of January 2nd 2012 (herein, this “Agreement”), is entered into between Vista International Technologies, Inc. a Delaware corporation (“Seller”) and Geocycle LLC, a Michigan limited liability company (“Buyer”). The attached Terms and Conditions are incorporated and are expressly made a part of this Agreement.

Buyer’s Facility     Vista International Technologies, Inc. Hutchins, TX

Term: January 2nd 2012 through December 31, 2012

Quantity:     Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, in accordance with the terms of this Agreement, up to 6,000 short tons of Material meeting the physical and chemical data (and any other analytical data, if applicable) and other specifications described on Exhibit A attached hereto and incorporated herein by reference (Specifications).

1.     Pricing & Payment Terms

Purchase of material at $34/short ton for up to 250 tons per month beginning day one of month and ending day 31. Purchase of materials at $31/short ton for 251 or more short tons per month beginning day 1 of month and ending day 31. This price is all inclusive for delivery to Geocycle Midlothian Texas. Geocycle will place an order for one of the corresponding tonnage deliveries a minimum of 10 working days prior to the 1st of the month. In the event that Geocycle places an order for the 251 or more short tons per month and cannot accept the required minimum, Geocycle will pay the lesser unit tonnage price. In the event Vista International Technologies cannot deliver the required 251 or more short tonnage during the month, Geocycle is only obligated to pay the higher tonnage unit price.

Transportation shall be FOB at Geocycle Midlothian, Texas. Seller shall arrange the transportation necessary to transport the Material from Hutchins, TX. to Buyer’s Facility. All costs associated with the transportation of the Material to the Facility shall be to the account of Seller.

Payment terms shall be net forty five (45) days.

2.     Title, Risk of Loss and Fees:

Title of the Material shall pass to Buyer upon delivery and risk of loss shall follow title. All costs, fees, expenses and the responsibility of loading Material shall be to the account of Seller.

Seller shall be responsible for loading the Material in a workmanlike manner, and shall furnish a copy of the Bill of Lading for each shipment to Buyer, at the time of shipment. Truck weights for DOT compliance is sellers responsibility. Weighing of the Materials will be done by certified scale at Buyers location. Results shall be final for settlement. Scale Cost is on account of buyer.

The Contract Price is inclusive of all federal, state, municipal and local taxes, fees and costs of any kind, including and without limitation, all costs of conforming to federal state laws, and all other operating costs and expenses incurred during the term of this Agreement.

All delivery point demurrage shall be for Seller's account when the Material is released for shipment by Seller, except that which is directly and proximately caused by the action or inaction of the Buyer; and Seller hereby agrees to indemnify Buyer for all such demurrage.

3.     Quantity and Conforming Material

3.1 The quantity of Material purchased by Buyer under this Agreement shall be as specified earlier in this Agreement and in Buyer's purchase order(s). Seller acknowledges that no agreement to purchase any minimum quantity of Seller's Material in any requirements-based Purchase Order is expressed or implied. Seller is required to be in contact regularly as circumstances dictate with Buyer’s Contact person. Seller shall not delay the delivery of the Material beyond the delivery date approved by Buyer or change the approved delivery date without Buyer's prior written consent, which may be done via email.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

3.2   The quantity of Material to be purchased is subjected to Buyers discretion.

3.3   Seller hereby dedicates to this Agreement sufficient reserve of Material to fulfill the buyers orders placed on a monthly basis specified in Section 1 Pricing and Payment terms.

3.4   If the Facility’s need for Conforming Material exceeds the quantity specified on the first page of this Agreement, Buyer shall be free to obtain the additional Conforming Material from a third party without violating the terms of this Agreement.

3.5   If Seller is in default of its obligations under this Agreement, after notice, Buyer shall have the right to contract with third parties to meet Seller’s obligations.

4.    Invoicing and Payment

Seller will invoice Buyer monthly for the Conforming Material tendered to Buyer in accordance with this Agreement. Seller will ensure accurate purchase order numbers(s) appear on all invoices.

Invoices for Material sold hereunder shall be based on weights as set forth in Article 2.

Seller will submit invoices directly to:

North American Business Services

P.O. Box 272

Concord, Ontario

Canada L4K 1B4

Buyer shall pay the invoiced amount to Seller within forty five days (45) of invoice date at:

Vista International Technologies, Inc.
88 Inverness Circle East, Suite N-103
Englewood, CO 80112
303-690-8300 ext 200 (Main)
303-468-8800 (eFax)

www.vvit.us

All remittances to Seller are conditional, subject to final acceptance of the Material by Buyer. Final acceptance shall occur after Buyer has confirmed that the Material received conforms to all Specifications as described on Exhibit A; provided however that more than 30 days after delivery, the material is deemed accepted.

5.    Scheduling and Delivery

Buyer and Seller will communicate as needed to establish a written supply schedule of Material consistent with the terms of this Agreement. Unless otherwise permitted under this Agreement, a schedule may only be modified by the mutual written consent of both parties. Delivery of the Conforming Materials is contingent upon ratable shipments that meet the supply schedule agreed upon.

Seller’s Scheduling Contact: Vista International Technologies, Inc. Jennifer Jackson 1323 East Fulghum Hutchins, TX 75141 Phone 972-225-1044	Buyer’s Scheduling Contact: Geocycle Mary Lansdell 1800 Dove Lane Midlothian, Texas 76065
Phone 972-923-5877

Seller will cooperate with Buyer and will promptly notify Buyer of any known delays, errors or other matters which may require Buyer to order additional quantities or otherwise stockpile Materials.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

6.    Inspections

Seller shall allow Buyer to conduct inspections of each shipment of Materials tendered by Seller. Buyer’s right to inspect under this Paragraph does not relieve Seller of its obligation to tender only Conforming Materials. If any material is rejected by Buyer, Buyer must submit a written statement as to why such material has been rejected, and provide visual evidence of material’s non-conforming qualities.

7.    Rejection, Delay or Cancellation

Buyer reserves the right to reject, delay or cancel delivery of any Material with at least 3 days prior written notice to Seller if: (i) It is a Non-Conforming Material; (ii) Buyer has no further storage capacity for the Material; (iii) the applicable Facility or the affiliated cement kiln closes or is not in operation for any length of time; iv) Buyer determines in its reasonable, good faith judgment, that the quality of its product lines will be compromised by the use of the Material; or (v) a change in local, state or federal legislation or regulation materially affects the Material’s use in the Cement Manufacturing Process.

If after receiving delivery of Materials, Buyer determines that the Materials are Non-Conforming Materials, Buyer will notify Seller and require Seller to arrange for immediate removal of Materials from Buyer’s property. Buyer must send written confirmation to Seller of all such Rejections.

8.    Title

Title of the Material shall pass to Buyer upon delivery and risk of loss shall follow title.

9.    Defined Terms.

Wherever used herein, the following terms shall have the meanings set forth below:

Agreement – means this contract and the applicable Purchase Order(s). Each such Agreement shall constitute a separate contract between the parties with respect to the applicable Purchase Order and references herein to the Agreement shall be considered references to each such separate Agreement. In the event of a conflict between the terms and conditions set forth herein, and those contained in the Purchase Order, the aforementioned order shall govern unless the context clearly and unambiguously indicates otherwise.

Purchase Order – means a purchase order, contract or other administrative form or document (including any revisions or amendments of any of the aforementioned) issued by Buyer to Seller to purchase Material.

Conforming Material - means Materials that meet all of the physical and/or chemical criteria or any other criteria specifically identified by Buyer or its designee as outlined in Exhibit A. Buyer may change or alter the criteria stated in Exhibit A.

Non-Conforming Material - means Materials that do not meet any one of the physical and/or chemical criteria or any other criteria specifically identified in Exhibit A or any subsequent modifications to the specifications at the time of receipt by Buyer.

Material - means 2” minus Tire Derived Fuel chips (TDF) capable of being used in the Facility’s Cement Manufacturing Process.

Cement Manufacturing Process - means the use of materials that are a source of lime, alumina, silica, and iron. These materials are ground, blended and processed at temperatures exceeding 2,700 degrees Fahrenheit to produce clinker. Clinker and gypsum are inter-ground, in specific proportions, to manufacture cement.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

10.   Notices.

Except as otherwise specified herein, all notices shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the other given by a nationally recognized overnight courier, by United States certified or registered mail, or by facsimile transmission. Notices hereunder shall be addressed:

If to Buyer at: Geocycle LLC 6211 Ann Arbor Road Dundee, Michigan 48131 Attention: President/Contract Administration Telephone: 734.529.4369 Facsimile: 734.529.4823

If to Seller at:

Brad A. Ripps
Interim Chief Executive Officer
Vista International Technologies, Inc.
88 Inverness Circle East, Suite N-103
Englewood, CO 80112
303-690-8300 ext 200 (Main)
303-468-8800 (eFax)

Each notice shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified in this Section and a confirmation of such transmission has been received by the sender, (ii) if given by U.S. mail, five days after such notice is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

11.   Termination.

By Buyer. Upon written notice to Seller, Buyer may immediately terminate this Agreement in the event that: (i) Seller remains in default of performing any of its obligations under this Agreement following written notice thereof by Buyer and Seller failure to cure such default within ten (10) days from receipt of Buyer’s notice (or, if such breach cannot be cured within ten (10) days, the Seller promptly commences efforts to cure and such default is cured within thirty (30) days); (ii) there are changes in local, state or federal legislation or regulations that affect this Agreement, impairs the Facility’s operations or materially affects the Materials use in the Cement Manufacturing Process; (iii) Seller seeks protection from its creditors under the U.S. bankruptcy laws (iv) the Facility or its affiliated cement plant experiences a closure for any reason lasting more than 60 days, or (v) Seller asserts Force Majeure pursuant to Article XIII and it lasts longer than thirty (30) days after the Second Notice is provided by Seller. Buyer also retains the right to reasonably terminate this Agreement based on Seller’s change of control.

By Seller. Upon written notice to Buyer, Seller may immediately terminate this Agreement in the event that: (i) Buyer remains in default of performing its obligations under this Agreement following written notice thereof by Seller and Buyer’s failure to cure such default within ten 10 days from receipt of Seller’s notice (or, if such breach cannot be cured within ten (10) days, the Seller promptly commences efforts to cure and such default is cured within thirty (30) days); (ii) Buyer seeks protection from its creditors under the U.S. bankruptcy laws; and (iii) Buyer asserts Force Majeure pursuant to Article XIII and it lasts longer than thirty (30) days after the Second Notice is provided by Buyer. The Seller also retains the right to reasonably terminate this Agreement based on Buyer’s or a Facility’s change of control.

Notwithstanding anything in this Agreement to the contrary, both Parties may terminate this Agreement by giving sixty (60) days advance written notice to the other party.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

12.    Authority

The signatories of this Agreement represent that they are authorized and have the power to execute and legally bind the parties that they represent to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Raw Material Supply Agreement in duplicate as of the date first above written.

Vista International Technologies, Inc.		GEOCYCLE LLC

By:		By:

Name:	Brad Ripps	Name:

Title:	Interim CEO	Title:

Date:	12/28/11	Date:

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

Terms and Conditions

1.     Representations and Warranties. Seller represents and warrants to Buyer that the quality of the Material delivered to the Buyer hereunder shall conform to the Specifications set forth on Exhibit A that the Material shall be merchantable and free from defects, patent or latent, and that is shall be fit for Buyer’s intended purposes.

Seller warrants that it has the right to mine, sell and deliver good and marketable title to Buyer, free and clear of all liens, encumbrances, and other claims of third parties. Each party shall comply with all applicable federal, state and local laws, rules and regulations in connection with its performance of this Agreement.

Seller represents and warrants that any goods covered by this Agreement have been manufactured in accordance with the requirements of the Fair Labor Standards Act of 1938, as amended, and all other applicable federal, state and local laws, rules and regulations.

In the event Seller supplies Buyer with product that doesn’t meet the specifications set forth in Exhibit A, Seller will supply replacement product within 30 days or at Seller’s option, and agreed to by Buyer, refund the purchase price to Buyer.

2.     Indemnity. Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, shareholders, agents and employees from and against any and all claims, demands, fines, losses, damages, enforcement actions, environmental remediation costs, penalties, expenses, actions, suits or proceedings, injuries, liability to or death of any person, costs of response to any governmental inquiry, liability for loss of or damage to property or for loss or damage arising from attachments, liens or claims of material men or laborers, and reasonable attorney and consulting fees and costs relating to any of the foregoing ("Claims"), arising from Seller’s performance of this Agreement, resulting from Seller's acts or omissions, from Seller's tender of Non-Conforming Materials or from Seller's breach of this Agreement. The foregoing indemnification shall not apply to the extent such Claims are the result of Buyer’s negligence or intentional act. This indemnity shall survive the expiration or other termination of this Agreement.

Buyer shall defend, indemnify and save harmless Seller and its officers, directors, shareholders, agents and employees from Claims arising from Buyer’s performance under this Agreement or from Buyer’s negligent or intentional acts or breach of this Agreement; provided that Buyer shall have no liability to the Seller to the extent such Claims arise out of or are caused by the negligent, or intentional acts of the Seller, or any of its officers, directors, shareholders, agents or employees. This indemnity shall survive the expiration or other termination of this Agreement.

Unless otherwise permitted under this Agreement, neither party will be responsible for any consequential or punitive damages.

3.     Confidentiality. Without limiting any obligation of either party at law, Geocycle and the Customer agree to maintain in strict confidence any information exchanged by the parties in connection with this Agreement. Such information may include, by way of example and not limitation, proprietary, technical and business information, customer lists, know-how, trade secrets, financial information, forecasts, projections, studies, data, documents, notes and other sensitive information relating to the other party or its business, whether prepared by such party or its agents, and whether or not received prior to the date of this Agreement. The obligation to maintain confidentiality shall not apply to tariff or published rates. The foregoing shall not prevent a party from disclosing to others or using, in any manner not inconsistent with the purposes hereof, any information that such party can show: (i) has become part of the public domain other than by acts, omissions or fault of the disclosing party, its employees, officers, agents and directors, (ii) has been furnished or made known to the disclosing party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party), (iii) was in the disclosing party’s possession prior to the disclosure thereof by the other party, or (iv) has been independently developed or learned by the disclosing party. In the event that a party shall be required by subpoena or by court or administrative order to disclose any of the information deemed by this Agreement to be confidential and/or proprietary, such party shall give immediate written notice to the other party and such other party shall have the right to interpose all objections it may have to the disclosure of such information.

4.     Non-circumvention. During the term of this Agreement and for a period of one year following termination hereof, neither Geocycle, Customer, nor their respective associates, affiliates, subsidiaries, parents, representatives or employees shall directly or indirectly interfere with, circumvent or attempt to circumvent the other party's interests or contractual relationships where (i) the existence of such interest or relationship first became known to the other through the performance of this Agreement, or (ii) information obtained during the performance of this Agreement is used in connection with such interference, circumvention or attempt to circumvent.

5.      Compliance with Laws and Permits. Each party will obtain and comply with, at its own cost, all necessary permits and approvals to conduct its activities and operate its equipment and transport, deliver and handle Material under this Agreement.

Seller and Buyer shall each comply with all applicable federal, state and local laws, rules, rulings, orders, ordinances and regulations affecting or relating to their respective operations and obligations under this Agreement.

6.     Relationship. Each party will perform under this Agreement as an independent contractor and as such shall have and maintain exclusive control and direction over all its employees, agents, subcontractors. Neither party shall be, act as, or purport to act as or be deemed to be the other’s agent, representative, employee or servant. Seller and Buyer assume full and exclusive responsibility for payment of all compensation, benefits, premiums, contributions, payroll taxes and other taxes now or hereafter imposed by any law or regulation as to all of its employees engaged in the performance of services under this Agreement.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

7.     Insurance. Seller agrees to obtain Comprehensive General Liability with policy limits of at least $2,000,000 USD. Seller will provide thirty (30) days written notice before such policies are cancelled. These insurance policies will remain in effect during the original term and any extensions of this Agreement. Seller will provide Buyer within ten (10) days of the execution of this Agreement, a Certificate of Insurance demonstrating it has complied with this Article.

9.     Enforcement of Agreement. In the event either Seller or Buyer hereto finds it necessary to bring an action at law or other proceeding against the other to enforce any of the terms, covenants or conditions or any instrument executed pursuant to this Agreement, or by reason of any breach or default, the party prevailing in any such action or proceeding shall be paid all necessary costs and reasonable attorneys’ fees by the other party. In the event any judgment is secured by such prevailing party all such costs and attorneys’ fees shall be included in any such judgment. The reasonableness of such attorneys’ fees and the necessity for costs incurred shall be determined by the court and not a jury.

10.    Force Majeure. Neither party shall be liable for any expense, loss or damage resulting from any delays in the performance of any obligation under this Agreement caused by government actions, regulations, orders or rulings, acts of God, acts of war, acts of public enemy, fire, strikes, civil disturbance, complete or partial shutdown of the Facility or resulting from any other causes beyond the party’s reasonable control, whether or not similar to the foregoing. To be able to assert Force Majeure, the party must notify the other party within forty-eight (48) hours of the beginning of the claimed Force Majeure event (“Initial Notice”). In addition, within ten (10) days after the Initial Notice, the party claiming Force Majeure must provide a detailed explanation of the claimed Force Majeure event and its expected duration (“Second Notice”). During any period of Force Majeure applicable to Seller, Buyer may purchase Material from any third parties.

11.    Amendments; Waivers. No modification, termination or amendment of this Agreement may be made except by written agreement or as otherwise may be provided in this Agreement. No failure by either party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, agreement, term or condition. Either party may, by providing notice in accordance with Article XV waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions, and conditions of this Agreement shall be for the benefit of and by enforceable by Seller’s or Buyer’s respective successors and assigns.

12.    Records. Buyer and Seller shall maintain true and correct records in connection with their activities, transactions and obligations under this Agreement and shall retain all such records for at least thirty-six (36) months. All records shall be available for review by the other party upon reasonable request and at reasonable times.

13.    Captions.      The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

14.    Integration; Merger. This Agreement and the Exhibits attached to it constitute the entire agreement between the parties and supersede all prior and contemporaneous agreements and understandings whether written or verbal between the parties relating to the subject matter. Both parties had an opportunity to and consulted with an attorney of their choice prior to executing this Agreement.

15.    No Joint Venture. This Agreement is not intended to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

16.    Governing Law; Choice of Forum; Time is of Essence. This Agreement and the right of the parties shall be governed by, construed and enforced in accordance with the laws of the State of Michigan. Time is of the essence in the performance of this Agreement. The exclusive venue of any suits or causes of action arising directly or indirectly from this Agreement shall be in a federal or state court located in the State of Michigan.

17.    Severability. In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained.

18.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

19.    Assignability, Subcontracting and Binding Effect. This Agreement is not assignable or delegable, except to its affiliates, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Upon approval by Buyer, Seller may employ qualified subcontractors to perform portions of its work. Seller shall be responsible for ensuring that its subcontractors are bound by and comply with the terms outlined in this Agreement. If a subcontractor violates any term of this Agreement, the Seller will also have been deemed to violate such term. This Agreement, and the rights and obligations under it will be binding on and will inure to the benefit of each party’s successors and permitted assigns.

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011

EXHIBIT A

Material Specifications

PRODUCT DESCRIPTION / MINIMUM GUARANTEE

Tire derived fuel	No minimum or maximum

TYPICAL ANALYSIS

TYPICAL SIZING

2 inch minus size chip	Clean cut chip, minimal wire edge

GHQ.08.015 Alternative Fuel Purchase Agreement Revised 11/22/2011